Exhibit 99.1
Planet Reports Financial Results for Second Quarter of Fiscal Year 2025
Delivers Record Quarterly Revenue of $61.1 Million, up 14% Year-over-Year
Expands GAAP Gross Margin to 53% and Non-GAAP Gross Margin to 58%
Launched 36 SuperDove Satellites and First Tanager Hyperspectral Satellite

San Francisco, CA – September 5, 2024 – Planet Labs PBC (NYSE: PL) (“Planet” or the “Company”), a leading provider of daily data and insights about Earth, today announced financial results for the period ended July 31, 2024.

“During the second quarter, we saw continued strength with government customers, especially in the Defense & Intelligence sector where revenue grew over 30% year-over-year and we saw continued demand for our broad area monitoring solution paired with AI,” said Will Marshall, Planet’s Co-Founder, Chief Executive Officer and Chairperson. “We restructured the business towards an industry-aligned operating model and improved overall operational efficiency across the Company. We’re pleased with the gross margin expansion and progress towards our profitability objectives that we saw during the quarter, as well as the launch last month of 36 SuperDoves and Planet’s first hyperspectral satellite.”

Ashley Johnson, Planet’s President and Chief Financial Officer, added, “Our results for the second quarter demonstrate continued progress towards our target of achieving Adjusted EBITDA profitability in Q4 of this fiscal year - an important milestone on our journey to building a high margin, sustainable, cash flow generating business. Our balance sheet remains strong with approximately $249 million of cash, cash equivalents, and short-term investments as of the end of the quarter, and we continue to have no debt.”

Second Quarter of Fiscal 2025 Financial and Key Metric Highlights:
•Second quarter revenue increased 14% year-over-year to a record $61.1 million.
•Percent of Recurring Annual Contract Value (ACV) for the second quarter was 96%.
•End of Period (EoP) Customer Count increased 7% year-over-year to 1,012 customers.
•Second quarter gross margin was 53%, compared to 49% in the second quarter of fiscal year 2024. Second quarter Non-GAAP Gross Margin was 58%, compared to 52% in the second quarter of fiscal year 2024.
•Second quarter net loss was ($38.7) million, compared to ($38.0) million in the second quarter of fiscal year 2024. Of the net loss in the second quarter of fiscal 2025, ($10.5) million was related to non-recurring charges in connection with the Company’s headcount reduction during the quarter. Second quarter Adjusted EBITDA loss was ($4.4) million, compared to a ($14.5) million loss in the second quarter of fiscal year 2024.
•Ended the quarter with $249 million in cash, cash equivalents and short-term investments.

Recent Business Highlights:

Growing Customer and Partner Relationships
•NATO: Planet won an introductory contract with the North Atlantic Treaty Organization (NATO) Communications & Information Agency for the Alliance Persistent Surveillance from Space program. Under the contract, NATO will have access to Planet’s broad area monitoring and high resolution tasking solutions to evaluate and perform detailed tracking and analysis of foreign military activities, monitor infrastructure, and fill intelligence gaps.
•International Defense Customer: Planet closed a seven-figure deal with an international defense customer, which includes an expansion of high resolution tasking imagery and a pilot for PlanetScope data enhanced with AI capabilities from partner SynMax for maritime domain awareness.
•Government of the Kingdom of Bahrain: Planet and the Government of the Kingdom of Bahrain announced that the Kingdom is using Planet data, enhanced by partner Aetosky’s AI capabilities, to support smart city management and urban planning initiatives across the country. The Kingdom shared that thus far this has led to a significant increase in effectiveness of building permit validation activities.

•International Government Agency: Planet won a seven-figure expansion with an International Government Agency to provide high resolution SkySat data.
•BASF Digital Farming GmbH: Planet expanded its contract with long-time customer and global agricultural leader BASF, adding Planet’s Field Boundary solution to support their xarvio® Digital Farming Solutions platform. Xarvio is a digital agriculture application that provides farmers and consultants with timely agronomic advice, serving more than 100,000 customers in more than seven countries.
•American Crystal Sugar Company: Planet announced a renewal and expansion with American Crystal Sugar, led by Planet partner SatAgro. SatAgro, a precision agriculture company, will use Planet data to provide American Crystal Sugar with advanced sugar beet monitoring in the northern United States, including solutions such as harvest progression, yield prediction, and other insights to inform crop management decisions.

New Technologies and Products
•Recent Launch: On August 16, 2024, Planet’s first hyperspectral satellite, Tanager-1, was launched into orbit onboard a SpaceX launch vehicle, along with 36 Planet SuperDove satellites. Planet has contacted Tanager-1 and the satellite is now in the commissioning process. Tanager-1 is made possible by the Carbon Mapper Coalition, a philanthropically-funded effort focused on methane and CO2 super emission detection. All 36 SuperDoves have been contacted as well, and the first satellite to achieve first light did so in a record three days. Planet’s SuperDove constellation remains the largest Earth imaging fleet in history and the basis for Planet’s broad area monitoring solution.
•NVIDIA Jetson: During the quarter, Planet announced that its upcoming Pelican-2 satellite is designed to incorporate next-generation communication technology and NVIDIA’s Jetson platform. With these advanced technologies, Planet plans to design workflows that can significantly shorten the timeline to deliver actionable insights to customers. The Pelican-2 satellite is expected to provide improvements in image quality, spectral bands, spatial resolution, and imaging capacity relative to its SkySat predecessors.

Impact and ESG
•Disaster Response: As part of an ongoing partnership with Microsoft’s AI for Good Lab, Planet provides imagery of emergent disasters for use by rescue and aid operations, researchers, and media organizations. Most recently, Planet partnered with Microsoft’s AI for Good Lab and humanitarian aid organizations to support a rapid disaster response and building damage assessment to cover the impact of Hurricane Beryl on Grenada. Beryl struck in late June to early July, causing dozens of deaths and billions of dollars of damage according to current estimates. It is notable for being the earliest-forming Category 5 Atlantic hurricane on record.
•Amazon Conservation: Mapping the Andean Amazon Project released the first in a series of reports on forest carbon across the Amazon. The researchers leveraged Planet’s deep data archive and Forest Carbon Diligence product to estimate the total aboveground forest carbon in the Amazon biome and understand how much has been lost or gained over the past 10 years. This research affirms that the Amazon remains a critical net carbon sink and can be used to analyze which areas have a higher carbon density, which could aid policy makers in allocating conservation resources. The data can also be used as verification for carbon markets and their customers, as operating high quality carbon markets requires effective carbon sequestration measurement and validation processes. Planet continues to have an active Education & Research program across earth systems science fields, driving both valuable research and use case validation.

Third Quarter Financial Outlook
For the third quarter of fiscal year 2025, ending October 31, 2024, Planet expects revenue to be in the range of approximately $61 million to $64 million. Non-GAAP Gross Margin is expected to be in the range of approximately 59% to 61%. Adjusted EBITDA loss is expected to be in the range of approximately ($5)

million and ($2) million for the quarter. Capital Expenditures are expected to be in the range of approximately $13 million and $16 million for the quarter.

Planet has not reconciled its Non-GAAP financial outlook to the most directly comparable GAAP measures because certain reconciling items, such as stock-based compensation expenses and depreciation and amortization are uncertain or out of Planet’s control and cannot be reasonably predicted. The actual amount of these expenses during the third quarter of fiscal year 2025 will have a significant impact on Planet’s future GAAP financial results. Accordingly, a reconciliation of Planet’s Non-GAAP outlook to the most comparable GAAP measures is not available without unreasonable efforts.

The foregoing forward-looking statements reflect Planet’s expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially.

Webcast and Conference Call Information

Planet will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT today, September 5, 2024. The webcast can be accessed at www.planet.com/investors/. A replay will be available approximately 2 hours following the event. If you would prefer to register for the conference call, please go to the following link: https://www.netroadshow.com/events/login?show=7f21d0c6&confId=69577. You will then receive your access details via email.

Additionally, a supplemental presentation has been made available on Planet’s investor relations page.

About Planet Labs PBC

Planet is a leading provider of global, daily satellite imagery and geospatial solutions. Planet is driven by a mission to image the world every day, and make change visible, accessible and actionable. Founded in 2010 by three NASA scientists, Planet designs, builds, and operates the largest Earth observation fleet of imaging satellites. Planet provides mission-critical data, advanced insights, and software solutions to over 1,000 customers, comprising the world’s leading agriculture, forestry, intelligence, education and finance companies and government agencies, enabling users to simply and effectively derive unique value from satellite imagery. Planet is a public benefit corporation listed on the New York Stock Exchange as PL. To learn more visit www.planet.com and follow us on X (formerly Twitter) or tune in to HBO's 'Wild Wild Space’.

Channels for Disclosure of Information
Planet intends to announce material information to the public through a variety of means, including filings with the Securities and Exchange Commission, press releases, public conference calls, webcasts, the investor relations section of its website (investors.planet.com) and its blog (planet.com/pulse) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with its disclosure obligations under Regulation FD. It is possible that the information Planet posts on its blog could be deemed to be material information. As such, Planet encourages investors, the media, and others to follow the channels listed above and to review the information disclosed through such channels.

Planet’s Use of Non-GAAP Financial Measures
This press release includes Non-GAAP Gross Profit, Non-GAAP Gross Margin, certain Non-GAAP Expenses described further below, Non-GAAP Loss from Operations, Non-GAAP Net Loss, Non-GAAP Net Loss per Diluted Share, Adjusted EBITDA and Backlog, which are non-GAAP measures the Company uses to supplement its results presented in accordance with U.S. GAAP. The Company includes these non-GAAP financial measures because they are used by management to evaluate the Company’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments.

Non-GAAP Gross Profit and Non-GAAP Gross Margin: The Company defines and calculates Non-GAAP Gross Profit as gross profit adjusted for stock-based compensation, amortization of acquired intangible assets classified as cost of revenue, restructuring costs, and employee transaction bonuses in connection with the Sinergise business combination. The Company defines Non-GAAP Gross Margin as Non-GAAP Gross Profit divided by revenue.

Non-GAAP Expenses: The Company defines and calculates Non-GAAP cost of revenue, Non-GAAP research and development expenses, Non-GAAP sales and marketing expenses, and Non-GAAP general and administrative expenses as, in each case, the corresponding U.S. GAAP financial measure (cost of revenue, research and development expenses, sales and marketing expenses, and general and administrative expenses) adjusted for stock-based compensation, amortization of acquired intangible assets, restructuring costs, and employee transaction bonuses in connection with the Sinergise business combination, that are classified within each of the corresponding U.S. GAAP financial measures.

Non-GAAP Loss from Operations: The Company defines and calculates Non-GAAP Loss from Operations as loss from operations adjusted for stock-based compensation, amortization of acquired intangible assets, restructuring costs, and employee transaction bonuses in connection with the Sinergise business combination.

Non-GAAP Net Loss and Non-GAAP Net Loss per Diluted Share: The Company defines and calculates Non-GAAP Net Loss as net loss adjusted for stock-based compensation, amortization of acquired intangible assets, restructuring costs, and employee transaction bonuses in connection with the Sinergise business combination, and the income tax effects of the non-GAAP adjustments. The Company defines and calculates Non-GAAP Net Loss per Diluted Share as Non-GAAP Net Loss divided by diluted weighted-average common shares outstanding.

Adjusted EBITDA: The Company defines and calculates Adjusted EBITDA as net income (loss) before the impact of interest income and expense, income tax expense and depreciation and amortization, and further adjusted for the following items: stock-based compensation, change in fair value of warrant liabilities, non-operating income and expenses such as foreign currency exchange gain or loss, restructuring costs, and employee transaction bonuses in connection with the Sinergise business combination.

The Company presents Non-GAAP Gross Profit, Non-GAAP Gross Margin, certain Non-GAAP Expenses described above, Non-GAAP Loss from Operations, Non-GAAP Net Loss, Non-GAAP Net Loss per Diluted Share and Adjusted EBITDA because the Company believes these measures are frequently used by analysts, investors and other interested parties to evaluate companies in Planet’s industry and facilitates comparisons on a consistent basis across reporting periods. Further, the Company believes these measures are helpful in highlighting trends in its operating results because they exclude items that are not indicative of the Company’s core operating performance.

Backlog: The Company defines and calculates Backlog as remaining performance obligations plus the cancellable portion of the contract value for contracts that provide the customer with a right to terminate for convenience without incurring a substantive termination penalty and written orders where funding has not been appropriated. Backlog does not include unexercised contract options. Remaining performance obligations represent the amount of contracted future revenue that has not yet been recognized, which includes both deferred revenue and non-cancelable contracted revenue that will be invoiced and recognized in revenue in future periods. Remaining performance obligations do not include contracts which provide the customer with a right to terminate for convenience without incurring a substantive termination penalty, written orders where funding has not been appropriated and unexercised contract options.

An increasing and meaningful portion of the Company’s revenue is generated from contracts with the U.S. government and other government customers. Cancellation provisions, such as termination for convenience clauses, are common in contracts with the U.S. government and certain other government customers. The Company presents Backlog because the portion of its customer contracts with such cancellation provisions represents a meaningful amount of the Company’s expected future revenues. Management uses backlog to more effectively forecast the Company’s future business and results, which supports decisions around capital allocation. It also helps the Company identify future growth or operating trends that may not otherwise be apparent. The Company also believes Backlog is useful for investors in forecasting the Company’s future results and understanding the growth of its business. Customer cancellation provisions relating to termination for convenience clauses and funding appropriation requirements are outside of the Company’s control, and as a result, the Company may fail to realize the full value of such contracts.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, as a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. The non-GAAP financial measures presented are not based on any standardized methodology prescribed by U.S. GAAP and are not necessarily comparable to similarly-titled measures presented by other companies, which may have different definitions from the Company’s. Further, certain of the non-GAAP financial measures presented exclude stock-based compensation expenses, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for the Company and an important part of its compensation strategy.

Other Key Metrics

ACV and EoP ACV Book of Business: In connection with the calculation of several of the key operational and business metrics we utilize, the Company calculates Annual Contract Value (“ACV”) for contracts of one year or greater as the total amount of value that a customer has contracted to pay for the most recent 12 month period for the contract, excluding customers that are exclusively Sentinel Hub self-service paying users. For short-term contracts (contracts less than 12 months), ACV is equal to total contract value.

The Company also calculates EoP ACV Book of Business in connection with the calculation of several of the key operational and business metrics we utilize. The Company defines EoP ACV Book of Business as the sum of the ACV of all contracts that are active on the last day of the period pursuant to the effective dates and end dates of such contracts, excluding customers that are exclusively Sentinel Hub self-service paying users. Active contracts exclude any contract that has been canceled, expired prior to the last day of the period without renewing, or for any other reason is not expected to generate revenue in the subsequent period. For contracts ending on the last day of the period, the ACV is either updated to reflect the ACV of the renewed contract or, if the contract has not yet renewed or extended, the ACV is excluded from the EoP ACV Book of Business. The Company does not annualize short-term contracts in calculating its EoP ACV Book of Business. The Company calculates the ACV of usage-based contracts based on the committed contracted revenue or the revenue achieved on the usage-based contract in the prior 12-month period.

Percent of Recurring ACV: Percent of Recurring ACV is the portion of the total EoP ACV Book of Business that is recurring in nature. The Company defines EoP ACV Book of Business as the sum of the ACV of all contracts that are active on the last day of the period pursuant to the effective dates and end dates of such contracts, excluding customers that are exclusively Sentinel Hub self-service paying users. The Company defines Percent of Recurring ACV as the dollar value of all data subscription contracts and the committed portion of usage-based contracts (excluding customers that are exclusively Sentinel Hub self-service paying users) divided by the total dollar value of all contracts in our EoP ACV Book of Business. The Company believes Percent of Recurring ACV is useful to investors to better understand how much of the Company’s revenue is from customers that have the potential to renew their contracts over multiple years rather than being one-time in nature. The Company tracks Percent of Recurring ACV to inform estimates for the future revenue growth potential of our business and improve the predictability of our financial results. There are no significant estimates underlying management’s calculation of Percent of

Recurring ACV, but management applies judgment as to which customers have an active contract at a period end for the purpose of determining EoP ACV Book of Business, which is used as part of the calculation of Percent of Recurring ACV.

EoP Customer Count: The Company defines EoP Customer Count as the total count of all existing customers at the end of the period excluding customers that are exclusively Sentinel Hub self-service paying users. For EoP Customer Count, the Company defines existing customers as customers with an active contract with the Company at the end of the reported period. For the purpose of this metric, the Company defines a customer as a distinct entity that uses the Company’s data or services. The Company sells directly to customers, as well as indirectly through its partner network. If a partner does not provide the end customer’s name, then the partner is reported as the customer. Each customer, regardless of the number of active opportunities with the Company, is counted only once. For example, if a customer utilizes multiple products of Planet, the Company only counts that customer once for purposes of EoP Customer Count. A customer with multiple divisions, segments, or subsidiaries are also counted as a single unique customer based on the parent organization or parent account. For EoP Customer Count, the Company does not include users that only utilize the Company’s self-service Sentinel Hub web based ordering system, which the Company acquired in August 2023, and which offers standard starter packages on a monthly or annual basis. The Company believes excluding these users from EoP Customer Count creates a more useful metric, as the Company views the Sentinel Hub starter packages as entry points for smaller accounts, leading to broader awareness of the Company’s solutions throughout their networks and organizations. The Company believes EoP Customer Count is a useful metric for investors and management to track as it is an important indicator of the broader adoption of the Company’s platform and is a measure of the Company’s success in growing its market presence and penetration. Management applies judgment as to which customers are deemed to have an active contract in a period, as well as whether a customer is a distinct entity that uses the Company’s data or services.

Capital Expenditures as a Percentage of Revenue: The Company defines capital expenditures as purchases of property and equipment plus capitalized internally developed software development costs, which are included in our statements of cash flows from investing activities. The Company defines Capital Expenditures as a Percentage of Revenue as the total amount of capital expenditures divided by total revenue in the reported period. Capital Expenditures as a Percentage of Revenue is a performance measure that we use to evaluate the appropriate level of capital expenditures needed to support demand for the Company’s data services and related revenue, and to provide a comparable view of the Company’s performance relative to other earth observation companies, which may invest significantly greater amounts in their satellites to deliver their data to customers. The Company uses an agile space systems strategy, which means we invest in a larger number of significantly lower cost satellites and software infrastructure to automate the management of the satellites and to deliver the Company’s data to clients. As a result of the Company’s strategy and business model, the Company’s capital expenditures may be more similar to software companies with large data center infrastructure costs. Therefore, the Company believes it is important to look at the level of capital expenditure investments relative to revenue when evaluating the Company’s performance relative to other earth observation companies or to other software and data companies with significant data center infrastructure investment requirements. The Company believes Capital Expenditures as a Percentage of Revenue is a useful metric for investors because it provides visibility to the level of capital expenditures required to operate the Company and the Company’s relative capital efficiency.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Planet's future financial or operating performance. In some cases, you can identify forward looking statements because they contain words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “target,” “anticipate,” “intend,” “develop,” “evolve,” “plan,” “seek,” “may,” “will,” “could,” “can,” “should,” “would,” “believes,” “predicts,” “potential,” “strategy,” “opportunity,” “aim,” “conviction,” “continue,” “positioned” or the negative of these words or other similar terms or expressions that concern Planet's expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements regarding Planet’s financial guidance and outlook, Planet’s path to profitability (including on an Adjusted EBITDA basis) and target for achieving Adjusted EBITDA profitability, Planet’s expectations regarding future product development and performance, and Planet’s expectations regarding its strategies with respect to its markets and customers, including trends in customer demand. Planet’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks related to the macroeconomic environment and risks regarding Planet’s ability to forecast Planet’s performance due to Planet’s limited operating history. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Planet's filings with the Securities and Exchange Commission (“SEC”), including Planet’s Annual Report on Form 10-K and any subsequent filings with the SEC Planet may make. All forward-looking statements reflect Planet’s beliefs and assumptions only as of the date of this press release. Planet undertakes no obligation to update forward-looking statements to reflect future events or circumstances, except as may be required by law. Planet’s results for the quarter ended July 31, 2024, are not necessarily indicative of its operating results for any future periods.

PLANET
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(In thousands)	July 31, 2024	January 31, 2024
Assets
Current assets
Cash and cash equivalents	$148,288	$83,866
Restricted cash and cash equivalents, current	8,802	8,360
Short-term investments	101,102	215,041
Accounts receivable, net	43,926	43,320
Prepaid expenses and other current assets	24,628	19,564
Total current assets	326,746	370,151
Property and equipment, net	113,227	113,429
Capitalized internal-use software, net	17,322	14,973
Goodwill	137,325	136,256
Intangible assets, net	30,405	32,448
Restricted cash and cash equivalents, non-current	9,539	9,972
Operating lease right-of-use assets	21,703	22,339
Other non-current assets	2,084	2,429
Total assets	$658,351	$701,997
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,392	$2,601
Accrued and other current liabilities	56,839	44,779
Deferred revenue	64,523	72,327
Liability from early exercise of stock options	7,171	8,964
Operating lease liabilities, current	8,755	7,978
Total current liabilities	139,680	136,649
Deferred revenue	11,969	5,293
Deferred hosting costs	7,963	7,101
Public and private placement warrant liabilities	2,033	2,961
Operating lease liabilities, non-current	15,218	16,952
Contingent consideration	2,491	5,885
Other non-current liabilities	5,750	9,138
Total liabilities	185,104	183,979
Stockholders’ equity
Common stock	28	28
Additional paid-in capital	1,619,738	1,596,201
Accumulated other comprehensive income	1,247	1,594
Accumulated deficit	(1,147,766)	(1,079,805)
Total stockholders’ equity	473,247	518,018
Total liabilities and stockholders’ equity	$658,351	$701,997

PLANET
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
(In thousands, except share and per share amounts)	2024	2023	2024	2023
Revenue	$61,092	$53,761	$121,532	$106,464
Cost of revenue	28,782	27,469	57,539	52,025
Gross profit	32,310	26,292	63,993	54,439
Operating expenses
Research and development	27,250	26,741	52,839	54,927
Sales and marketing	23,733	22,310	45,218	45,435
General and administrative	20,904	20,521	40,084	42,049
Total operating expenses	71,887	69,572	138,141	142,411
Loss from operations	(39,577)	(43,280)	(74,148)	(87,972)
Interest income	2,771	3,802	5,878	8,308
Change in fair value of warrant liabilities	(602)	1,226	928	7,171
Other income (expense), net	(363)	859	720	963
Total other income, net	1,806	5,887	7,526	16,442
Loss before provision for income taxes	(37,771)	(37,393)	(66,622)	(71,530)
Provision for income taxes	897	582	1,339	889
Net loss	$(38,668)	$(37,975)	$(67,961)	$(72,419)
Basic and diluted net loss per share attributable to common stockholders	$(0.13)	$(0.14)	$(0.23)	$(0.26)
Basic and diluted weighted-average common shares outstanding used in computing net loss per share attributable to common stockholders	290,364,319	275,053,198	289,328,033	273,723,006

PLANET
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
(In thousands)	2024	2023	2024	2023
Net loss	$(38,668)	$(37,975)	$(67,961)	$(72,419)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	323	169	(211)	124
Change in fair value of available-for-sale securities	376	(515)	(136)	(1,059)
Other comprehensive income (loss), net of tax	699	(346)	(347)	(935)
Comprehensive loss	$(37,969)	$(38,321)	$(68,308)	$(73,354)

PLANET
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Six Months Ended July 31,
(In thousands)	2024	2023
Operating activities
Net loss	$(67,961)	$(72,419)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	26,248	22,408
Stock-based compensation, net of capitalized cost	24,638	32,013
Change in fair value of warrant liabilities	(928)	(7,171)
Change in fair value of contingent consideration	1,924	(527)
Other	(1,275)	(2,747)
Changes in operating assets and liabilities
Accounts receivable	32	(1,588)
Prepaid expenses and other assets	1,278	5,152
Accounts payable, accrued and other liabilities	4,084	(17,164)
Deferred revenue	(1,149)	19,957
Deferred hosting costs	954	1,082
Net cash used in operating activities	(12,155)	(21,004)
Investing activities
Purchases of property and equipment	(25,061)	(21,709)
Capitalized internal-use software	(2,916)	(1,998)
Maturities of available-for-sale securities	46,808	106,762
Sales of available-for-sale securities	150,211	990
Purchases of available-for-sale securities	(81,656)	(127,703)
Business acquisition, net of cash acquired	(1,068)	—
Purchases of licensed imagery intangible assets	(4,292)	—
Other	(300)	(644)
Net cash provided by (used in) investing activities	81,726	(44,302)
Financing activities
Proceeds from the exercise of common stock options	300	6,358
Shares repurchased for tax withholdings on vesting of restricted stock units	(4,485)	(4,753)
Proceeds from employee stock purchase plan	702	—
Payments of contingent consideration for business acquisitions	(1,283)	—
Other	(340)	(15)
Net cash provided by (used in) financing activities	(5,106)	1,590
Effect of exchange rate changes on cash and cash equivalents, and restricted cash and cash equivalents	(34)	155
Net increase (decrease) in cash and cash equivalents, and restricted cash and cash equivalents	64,431	(63,561)
Cash and cash equivalents, and restricted cash and cash equivalents at the beginning of the period	102,198	188,076
Cash and cash equivalents, and restricted cash and cash equivalents at the end of the period	$166,629	$124,515

PLANET
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA (unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
(in thousands)	2024	2023	2024	2023
Net loss	$(38,668)	$(37,975)	$(67,961)	$(72,419)
Interest income	(2,771)	(3,802)	(5,878)	(8,308)
Income tax provision	897	582	1,339	889
Depreciation and amortization	13,145	12,160	26,248	22,408
Change in fair value of warrant liabilities	602	(1,226)	(928)	(7,171)
Stock-based compensation	11,566	16,657	24,638	32,013
Restructuring costs	10,499	—	10,499	—
Other (income) expense, net	363	(859)	(720)	(963)
Adjusted EBITDA	$(4,367)	$(14,463)	$(12,763)	$(33,551)

PLANET
RECONCILIATION OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
(In thousands)	2024	2023	2024	2023
Reconciliation of cost of revenue:
GAAP cost of revenue	$28,782	$27,469	$57,539	$52,025
Less: Stock-based compensation	942	1,063	1,818	1,968
Less: Amortization of acquired intangible assets	750	439	1,539	878
Less: Restructuring costs	1,184	—	1,184	—
Non-GAAP cost of revenue	$25,906	$25,967	$52,998	$49,179

Reconciliation of gross profit:
GAAP gross profit	$32,310	$26,292	$63,993	$54,439
Add: Stock-based compensation	942	1,063	1,818	1,968
Add: Amortization of acquired intangible assets	750	439	1,539	878
Add: Restructuring costs	1,184	—	1,184	—
Non-GAAP gross profit	$35,186	$27,794	$68,534	$57,285
GAAP gross margin	53%	49%	53%	51%
Non-GAAP gross margin	58%	52%	56%	54%

PLANET
RECONCILIATION OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
(In thousands)	2024	2023	2024	2023
Reconciliation of operating expenses:
GAAP research and development	$27,250	$26,741	$52,839	$54,927
Less: Stock-based compensation	2,663	6,929	7,826	12,899
Less: Amortization of acquired intangible assets	—	—	—	—
Less: Restructuring costs	3,540	—	3,540	—
Non-GAAP research and development	$21,047	$19,812	$41,473	$42,028
GAAP sales and marketing	$23,733	$22,310	$45,218	$45,435
Less: Stock-based compensation	2,805	3,121	5,208	6,201
Less: Amortization of acquired intangible assets	127	202	344	403
Less: Restructuring costs	4,433	—	4,433	—
Non-GAAP sales and marketing	$16,368	$18,987	$35,233	$38,831
GAAP general and administrative	$20,904	$20,521	$40,084	$42,049
Less: Stock-based compensation	5,156	5,544	9,786	10,945
Less: Amortization of acquired intangible assets	36	80	115	161
Less: Restructuring costs	1,342	—	1,342	—
Non-GAAP general and administrative	$14,370	$14,897	$28,841	$30,943

Reconciliation of loss from operations
GAAP loss from operations	$(39,577)	$(43,280)	$(74,148)	$(87,972)
Add: Stock-based compensation	11,566	16,657	24,638	32,013
Add: Amortization of acquired intangible assets	913	721	1,998	1,442
Add: Restructuring costs	10,499	—	10,499	—
Non-GAAP loss from operations	$(16,599)	$(25,902)	$(37,013)	$(54,517)

PLANET
RECONCILIATION OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
(In thousands, except share and per share amounts)	2024	2023	2024	2023
Reconciliation of net loss
GAAP net loss	$(38,668)	$(37,975)	$(67,961)	$(72,419)
Add: Stock-based compensation	11,566	16,657	24,638	32,013
Add: Amortization of acquired intangible assets	913	721	1,998	1,442
Add: Restructuring costs	10,499	—	10,499	—
Income tax effect of non-GAAP adjustments	(421)	—	(421)	—
Non-GAAP net loss	$(16,111)	$(20,597)	$(31,247)	$(38,964)

Reconciliation of net loss per share, diluted
GAAP net loss	$(38,668)	$(37,975)	$(67,961)	$(72,419)
Non-GAAP net loss	$(16,111)	$(20,597)	$(31,247)	$(38,964)

GAAP net loss per share, basic and diluted (1)	$(0.13)	$(0.14)	$(0.23)	$(0.26)
Add: Stock-based compensation	0.04	0.06	0.09	0.12
Add: Amortization of acquired intangible assets	—	—	0.01	0.01
Add: Restructuring costs	0.04	—	0.04	—
Income tax effect of non-GAAP adjustments	—	—	—	—
Non-GAAP net loss per share, diluted (2) (3)	$(0.06)	$(0.07)	$(0.11)	$(0.14)

Weighted-average shares used in computing GAAP net loss per share, basic and diluted (1)	290,364,319	275,053,198	289,328,033	273,723,006
Weighted-average shares used in computing Non-GAAP net loss per share, diluted (1)	290,364,319	275,053,198	289,328,033	273,723,006

(1) Basic and diluted GAAP net loss per share was the same for each period presented as the inclusion of all potential Class A common stock and Class B common stock outstanding would have been anti-dilutive.
(2) Non-GAAP net loss per share, diluted is calculated using weighted-average shares, adjusted for dilutive potential shares assumed outstanding during the period. No adjustment was made to weighted-average shares for each period presented as the inclusion of all potential Class A common stock and Class B common stock outstanding would have been anti-dilutive.
(3) Totals may not sum due to rounding. Figures are calculated based upon the respective underlying non-rounded data.

PLANET
RECONCILIATION OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES (unaudited)

The table below reconciles Backlog to remaining performance obligations for the periods indicated:

(in thousands)	July 31, 2024	January 31, 2024
Remaining performance obligations	$112,093	$132,571
Cancellable amount of contract value	101,407	109,821
Backlog	$213,500	$242,392
For remaining performance obligations as of July 31, 2024, the Company expects to recognize approximately 78% over the next 12 months, approximately 97% over the next 24 months, and the remainder thereafter. For Backlog as of July 31, 2024, the Company expects to recognize approximately 65% over the next 12 months, approximately 87% over the next 24 months, and the remainder thereafter.

Investor Contact

Chris Genualdi / Cleo Palmer-Poroner
Planet Labs PBC
ir@planet.com

Press Contact

Claire Bentley Dale
Planet Labs PBC
comms@planet.com